Exhibit 10.12

EXECUTION COPY

AMENDED

CH2M HILL COMPANIES

INTERNAL MARKET BROKERAGE SERVICES AGREEMENT

This Amended Internal Market Brokerage Services Agreement (the “Agreement”) is executed to be effective as of July 1, 2006 (“Effective Date”), by and between NEIDIGER, TUCKER, BRUNER, INC., a Colorado corporation, a registered broker-dealer, and a member of NASD (“NTB”), and CH2M HILL COMPANIES, LTD, an Oregon corporation (“CH2M HILL”), collectively referred to herein as “Parties”.

RECITALS

A. As an employee benefit program, CH2M HILL established an internal market for its common stock (“Securities”) through which employees, directors, and consultants can trade Securities (the “Internal Market”);

B. In May, 2002, CH2M HILL entered into an agreement with NTB, in which NTB agreed to supervise and oversee the execution of trades in the Internal Market utilizing the electronic Internal Market and Transfer Agent computer system (“IMAX”) through an Office of Supervisory Jurisdiction of NTB located at CH2M HILL (“Initial Agreement”).

C. In July 2004, CH2M HILL and NTB entered into an Amended Internal Market Brokerage Service Agreement that extended the term of the Agreement until June 30, 2006 and amended certain other terms and conditions.

D. The Parties now wish to extend the term of this Agreement through June 30, 2008 and adjust compensation terms as provided herein.

NOW, THEREFORE, in consideration of the mutual benefits and respective promises and obligations contained in this Agreement, the parties agree as follows:

ARTICLE 1. SERVICES

1.1 Scope of Services. During the term of this Agreement, NTB shall undertake to provide brokerage services and related administrative and record keeping services to oversee the operation of the Internal Market (the “Services”). These Services shall include but shall not be limited to:

(a) Execution of transactions in the Internal Market on each trade date in accordance with Internal Market rules established by CH2M HILL, which are incorporated as part of this Agreement by reference in Exhibit A (“Market Rules”);

(b) Clearance of all transactions effected in the Internal Market;

Internal Brokerage Market Services Agreement FINAL

(c) Preparation and delivery of Internal Market transaction confirmations to Internal Market participants;

(d) Preparation and delivery of all trade tracking information to permit trade reconciliation;

(e) Generate Internal Market Reports enumerated in Exhibit B, as modified from time to time by CH2M HILL;

(f) Support of CH2M HILL’s activities in its role as a transfer agent;

(g) Establishment and maintenance of an Office of Supervisory Jurisdiction at CH2M HILL’s principal place of business as provided in section 1.3;

(h) Establishment and oversight of the relationship with a clearing broker acceptable to CH2M HILL to clear Internal Market transactions;

(i) Implementation and facilitation of Internal Market transactions with international employees, directors and consultants. In connection with Services anticipated under this Section 1.1 (i), NTB is aware that CH2M HILL plans to extend its direct stock ownership program to employees based in the countries listed in Exhibit D, and to other countries from time to time during the term of this Agreement. NTB undertakes to support CH2M HILL efforts in connection with such expansion and agrees to provide Services to CH2M HILL employees outside of the United States, provided NTB is legally permitted to do so under local laws of the countries in question, either directly or through others; and agrees to apply for local regulatory licenses to undertake such activities, provided CH2M HILL assumes responsibilities for all costs and all legal arrangements in connection with such applications; and

(j) Any and all other services necessary from time to time for the effective administration of the Internal Market.

1.2 Additional Services. CH2M HILL may at its discretion from time to time request that NTB perform additional services outside of the scope of the Services contemplated by this Agreement. NTB shall exercise all reasonable efforts to deliver such additional services and will be compensated for such additional services pursuant to section 3.2 below.

1.3 Office of Supervisory Jurisdiction. NTB agrees to maintain the registration of the Office of Supervisory Jurisdiction (OSJ) that it has established at CH2M HILL during the term of this Agreement. CH2M HILL will dedicate an office for the OSJ at CH2M HILL’s principal place of business, or at another location mutually agreed from time to time. Such office shall meet the NASD requirements for an OSJ and shall be available for occupancy by NTB representatives at all times reasonably necessary to provide the Services. CH2M HILL will furnish the OSJ with standard office furniture, an external phone line with internal direct dial and a personal computer with Internet access. CH2M HILL will permit NTB to identify the OSJ with appropriate signage, no smaller than required by NASD rules, placed immediately outside such office in a conspicuous location bearing the words “Neidiger, Tucker, Bruner, Inc.” and the logo for the Securities Investor Protection Corporation. NTB agrees to have an appropriately registered person in the CH2M HILL OSJ four days each week during normal business hours.

1.4 Audits. CH2M HILL shall have the right to conduct periodic audits of NTB’s books and records as they relate to the Services.

ARTICLE 2. SPECIAL PURPOSE BROKER-DEALER

2.1 Establishment of Special Purpose Broker-Dealer. NTB and CH2M HILL agree to investigate in good faith the feasibility of the establishment of a special purpose broker-dealer (“SPBD”), expected to be structured as a wholly owned subsidiary of NTB, to execute trades in the Internal Market. If the parties agree that it is feasible to establish a SPBD, they shall cooperate to structure it in a manner mutually agreeable to the parties.

2.2 Acquisition of Special Purpose Broker-Dealer. If a SPBD is established, CH2M HILL shall have a first right of refusal to purchase the SPBD in the event that, with respect to either the SPBD or an owner of the SPBD, it sells a controlling interest to another party, sells substantially all of its assets, becomes insolvent or a party to a bankruptcy or similar proceeding, or makes a general assignment for the benefit of creditors. The purchase price shall be based on an independent third party appraisal conducted by an appraiser mutually agreeable to the parties. In the event that CH2M HILL elects to exercise its right to purchase the SPBD, NTB agrees to use its best efforts to assist CH2M HILL in obtaining all required approvals, registration, licenses and personnel necessary to operate the SPBD as a broker-dealer in each state and territory of the United States, including commitments from the principals of the SPBD to remain as principals for a period of at least twelve (12) months from the date of purchase.

ARTICLE 3. TERM OF ENGAGEMENT

3.1 Duration. The term of this Agreement shall commence as of the Effective Date and shall continue for two (2) years through June 30, 2008, unless terminated earlier in accordance with the provisions of this Agreement.

3.2 Termination by NTB. The Parties acknowledge the unique nature of the Services provided by NTB under this Agreement and the difficulty CH2M HILL would have in replacing NTB without sufficient prior notice. Accordingly, NTB agrees that, as long as CH2M HILL is not in default of its material obligations under this Agreement and unless parties agree otherwise, NTB may only terminate this Agreement by giving at least two (2) years prior written notice of such intent to terminate to CH2M HILL. Both Parties agree that this notice period is justified given the unique nature of the Services.

3.3 Termination by CH2M HILL. CH2M HILL may terminate this Agreement by giving at least one hundred and eighty (180) days prior written notice of such intent to terminate NTB.

3.4 Termination for Breach. Notwithstanding the foregoing, either Party may terminate this Agreement if the other Party is in breach of its material obligations under this Agreement, and has not cured such breach within thirty (30) days of receipt of notice of such breach. For avoidance of doubt, events, including, without limitation, events of Default as further described in Section 6.1 below shall constitute material breach of NTB’s obligations under this Agreement.

3.5 Work with Other Brokers Post Termination. CH2M HILL shall have the right to work with any introducing broker or clearing broker if either party terminates this Agreement as provided in this Article 3.

ARTICLE 4. COMPENSATION AND EXPENSES

4.1 Compensation for Services.

(a) Quarterly Fee. For Services to be rendered from the Effective Date of this Agreement until June 30, 2008, CH2M HILL shall pay NTB US $210,000 per year. This fee will be payable quarterly, in US $52,500 installments, in connection with each Internal Market trade, starting with the 3rd Internal Market trade of 2006 anticipated to be in September 2006. The fees for Services (hereafter “Quarterly Fee”) will be renegotiated thereafter in accordance with the provisions of Section 4.1(c) below.

(b) Clearing Fee. In addition to the Quarterly Fee, NTB will also charge CH2M HILL a clearing fee equal to actual out of pocket clearing costs paid to the mutually agreed clearing broker for CH2M HILL Internal Market trades. NTB advised that these clearing costs will be approximately $6 per each trade transaction. At any time during the term of this agreement, if NTB has reasons to believe that the Clearing Fee may change materially, NTB shall notify CH2M HILL as soon as possible. CH2M HILL reserves the right to review and renegotiate the fees under this Article 3, including the Quarterly Fee, as a result of material changes in the Clearing Fee.

(c) Quarterly Fee Renegotiation. Parties agree that the Quarterly Fee through June 30, 2008 shall be paid in accordance with the schedule provided in section 4.1(a) and shall not be subject to renegotiation. Thereafter, Parties will negotiate in good faith a Quarterly Fee modification, if any, prior to the beginning of each subsequent 24 month period. If Parties fail to agree on a mutually acceptable escalation, the Quarterly Fee will automatically increase at the rate of CPI (consumer price index) for the calendar year immediately preceding the end of each 24 month period as published in the Wall Street Journal or another generally recognized source of financial information.

(d) Renegotiation for Acquisition of Additional Internal Market Business. Parties agree that the Quarterly Fee shall be reduced if at any time during the term of this Agreement NTB acquires any additional business servicing an internal market of any other company or companies. NTB shall reduce the Quarterly Fee by 10% of the total revenue generated by any additional business servicing an internal market.

4.2 Compensation for Additional Services. Any services provided by NTB at the request of CH2M HILL beyond the Services contemplated by Section 1 of this Agreement shall be provided on such terms as may be mutually agreed by NTB and CH2M HILL. If no such terms are specified, however, such services will be provided by NTB at its standard time and materials charges (as described in Exhibit C), together with reasonable and necessary out-of-pocket expenses reimbursed at cost in accordance with Section 4.3 below.

4.3 Expenses. In addition to other fees discussed in this Agreement, CH2M HILL agrees to reimburse NTB for all reasonable out-of-pocket expenses incurred in connection with the performance of the Services, including expenses related to travel, printing, postage, and dedicated telephone and computer lines, legal expenses for review of CH2M HILL’s SEC filings and related opinions not to exceed $5,000 per annum; provided, however, that nothing in this Agreement is intended to require CH2M HILL to pay any of the ordinary and customary expenses of NTB’s operations in managing its brokerage operations in connection with OSJ and the Internal Market. OSJ office space at CH2M HILL’s principal place of business shall be provided to NTB free of charge.

4.4 Internal Market Commission.

(a) NTB will charge each seller in the Internal Market, with the exception of sales by CH2M HILL and CH2M HILL tax deferred savings plan (“401(k) Plan”) sales commission equal to 2% of the value of each sale trade effected in the Internal Market, or as otherwise determined by Market Rules (the “Commission”). No Commission is charged on purchase transactions in the Internal Market unless otherwise determined in the Market Rules at some point in the future. To the extent Market Rules require NTB to charge such Commissions, CH2M HILL covenants to take all corporate action necessary to permit NTB to collect such Commissions from Internal Market sellers, including but not limited to filing with the U.S. Securities and Exchange Commission (“SEC”) any necessary amendments to the Securities registration statement and CH2M HILL’s other SEC filings.

(b) Quarterly Fee, Clearing Fee, additional services fees, and expenses due to NTB from CH2M HILL (collectively, “NTB Fees”) shall be offset by any and all Commissions collected by NTB through the Internal Market sale transactions.

(c) To the extent the Commissions collected in any given trade exceed all NTB Fees due in that calendar quarter, and subject to the undertakings of CH2M HILL for the benefit of NTB in Section 5.4, the remaining Commissions shall be used, at CH2M HILL discretion, to offset any fees and expenses to be due to NTB from CH2M

HILL during subsequent periods or to pay CH2M HILL’s Internal Market related expenses, including without limitation all out of pocket third party legal and accounting fees, printing fees, and in-house stock administration expenses, in-house information technology expenses, in-house legal and accounting costs, and program communication expenses related to the operation of the Internal Market employee benefit plan.

4.5 Invoicing and Remittances

(a) Invoices. NTB shall provide CH2M HILL with invoices for NTB Fees with respect to the Services and additional services, if any, performed during the previous quarter no later than the end of the calendar month immediately following the month in which each Internal Market trade occurred. Such invoice shall identify

(i) all Quarterly and Clearing Fees due with respect to such Internal Market trade, including number of trades performed and fees paid to the clearing broker,

(ii) the time spent on Internal Market oversight and actual oversight Services performed by such NTB personnel,

(iii) out-of-pocket expenses, other than clearing broker expenses, expended during the previous quarter,

(iv) additional services performed, including dates on which such services were performed, personnel performing the services, time expended to perform the services, and

(v) the Commissions collected during the previous Internal Market trades and not yet remitted to CH2M HILL.

(b) Payment. All undisputed amounts reflected on the invoices will be paid by CH2M HILL, directly or by instructing NTB to offset the undisputed amounts due against Commissions collected by NTB, within thirty (30) days from the date of receipt of the invoice. Interest shall accrue on any undisputed amount not paid, as provided above, by the due date at the rate of one percent (1%) per month.

(c) Invoice Disputes. If any invoiced amounts are disputed, CH2M HILL agrees to provide written notice of any disputed amounts and the reason for such dispute within thirty (30) days after receipt of the invoice. NTB agrees to provide any reasonable supporting information requested by CH2M HILL to support the disputed charges within thirty (30) days of receipt of notice of such request. If sufficient supporting documentation is not provided within the time required, the disputed charges will be deemed to have been waived by NTB. If Parties fail to settle their invoicing disputes through the procedure outlined in this Section 4.5(c), they shall resolve any dispute in accordance with the dispute resolution provision in Section 10.2.

(d) Commission Remittances. To the extent Commissions collected by NTB pursuant to Section 4.4(a) and not otherwise used to set off NTB Fees due as provided in this Agreement, CH2M HILL shall at its discretion request that NTB hold the Commissions for CH2M HILL’s account to be used for reimbursement of future NTB Fees or request that NTB remit such excess Commissions to CH2M HILL to be used as provided in Section 4.4(c). If CH2M HILL elects for NTB to remit the excess Commissions, NTB shall do as requested via bank wire transfer to an account designated by CH2M HILL within three (3) business days of such request. Any excess Commissions not remitted timely as provided in this section 4.5(d) shall accrue interest at the rate of one percent (1%) per month.

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1 Representations, Warranties of NTB. NTB represents and warrants to CH2M HILL that at all times during the term of this Agreement:

(a) NTB will remain registered as a broker-dealer with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and under the local laws of all states and territories of the United States, and will use its best efforts to obtain and maintain such registrations. If NTB loses its registration in any state or territory during the term of this Agreement it shall exercise best efforts to renew such registrations as soon as possible in order to be able to continue its oversight responsibilities for CH2M HILL’s Internal Market in every location where CH2M HILL has employees interested in participating in this employee benefit plan. During the time that NTB is not able to perform brokerage transactions in any state or territory where CH2M HILL has employees interested in participating in the Internal Market at any given Internal Market trade, NTB will make arrangements, at its own cost and expense, to have any securities transactions effected by residents of such jurisdictions executed by a properly licensed broker-dealer.

(b) NTB will have sufficient registered representatives, registered principals and administrative staff to effect all securities transactions on the CH2M HILL Internal Market.

(c) Subject to the functionality of the IMAX system as described in Exhibit D, NTB will oversee and facilitate the interface between IMAX and the clearing broker to be engaged by NTB with the capacity to effect via an electronic interface all of the Securities transactions on the Internal Market.

5.2 Undertakings of NTB. At present, NTB is registered as a broker-dealer with each U.S. state and territory. The Parties understand and agree that NTB’s OSJ registration at CH2M HILL as well as the registration as a broker-dealer with each U.S. state and territory is a material requirement of this Agreement and NTB’s failure to maintain such registrations shall constitute a material breach of the Agreement.

5.3 Representations and Warranties of CH2M HILL. CH2M HILL represents and warrants to NTB that at all times during the term of this Agreement:

(a) All shares issued, purchased or sold on the Internal Market will be issued, purchased or sold in transactions registered, or exempted from such registration as appropriate under the Securities Act of 1933 and each applicable state and international securities law;

(b) At least annually, CH2M HILL will provide NTB with an opinion or memorandum of CH2M HILL’s securities counsel, in the form similar to Exhibit E, setting forth CH2M HILL’s basis for determining that such Internal Market transactions are required to be registered (and the current status of such registrations) or are exempt from registration in each such jurisdiction.

(c) All systems and applications for which CH2M HILL is responsible (as set forth on Exhibit D) will function fully during the entire term of this Agreement, in a manner sufficient to permit NTB to effect the Internal Market transactions contemplated by this Agreement;

(d) All necessary action has been taken to ensure that the transactions in the Internal Market contemplated by this Agreement are fully authorized and approved by all necessary corporate and regulatory authorities, including but not limited to the registration of all securities transactions, or an exemption from such registration, under all applicable state and federal securities laws (other than those governing the registration of securities broker-dealers, for which NTB is solely responsible).

5.4 Undertaking of CH2M HILL. Pursuant to the understanding reached between CH2M HILL and the SEC Division of Market Regulation in August, 2001, CH2M HILL believes that it is permitted to direct Commissions collected through the operations of the Internal Market in the manner outlined in Section 4.4(c). CH2M HILL undertakes to advise NTB as soon as practicable if it believes that SEC Division of Market Regulation determines that it has changed its position with respect to the use of the Commissions. Should such change in SEC’s position occur, CH2M HILL and NTB shall cooperate in good faith to restructure the compensation provisions of this Agreement to approximate the previously bargained for financial arrangement with the intent of exempting CH2M HILL from the requirement to register as a broker or dealer in any jurisdiction.

ARTICLE 6. REMEDIES

6.1 Definition of Default. For purposes of this Agreement, “Default” shall be defined to include the failure to timely respond to any request for information or Services from CH2M HILL, failure to substantially perform Services in accordance with the time schedule agreed to by the Parties, failure to stand by the representations, warranties and undertakings outlined in Section 5.1 and 5.2, any attempt to escalate the fees payable under this Agreement or any subsequent Agreement covering the same or similar scope more than the greater of the rate of inflation or 10% per year, or the failure to honor any notice provision under this Agreement.

6.2 Errors. NTB agrees to correct any error or omission caused by it without cost to CH2M HILL, and will reimburse CH2M HILL for any resulting direct financial loss caused by any error or omission, within fifteen (15) calendar days from the date it is notified of the error or omission; provided, however, that CH2M HILL notifies NTB within ninety (90) calendar days from the date on which the error or omission was discovered. In the event that CH2M HILL fails to notify NTB within this time period, NTB may charge CH2M HILL for the correction of the error or omission at its then current time and materials rate.

6.3 Limitation of Liability. Without limitation, NTB will be responsible to CH2M HILL for NTB’s (a) breach of a representation or warranty set forth in Section 5.1 and undertakings set forth in Section 5.2 of this Agreement or other material failure to perform its obligations hereunder or, (b) negligence in the performance of its obligations hereunder (for the avoidance of doubt any matters qualified as Default under Section 6.1 shall be deemed to be material failure to perform obligations under this Agreement); or (c) willful misconduct on the part of NTB. Notwithstanding the foregoing, NTB will not be responsible or liable to CH2M HILL or any employee of CH2M HILL for NTB’s:

(a) failure to perform any services other than those specifically agreed to pursuant to this Agreement; or as otherwise agreed as additional services hereunder,

(b) actions or failures to act based on instructions or directions from CH2M HILL or with the concurrence of CH2M HILL, or

(c) failure to perform any obligation pursuant hereto solely because of (i) any error or omission in data, documents, or information provided by or on behalf of CH2M HILL or (ii) any failure on the part of CH2M HILL to provide any service or product upon which the Services to be provided by NTB are directly or indirectly dependent.

6.4 Termination Remedy.

(a) If NTB terminates this Agreement because of the failure or refusal of CH2M HILL to pay any undisputed amount to NTB hereunder as and when due and, so long as NTB has not failed to perform any material obligation required of it pursuant hereto, then CH2M HILL shall pay to NTB, in addition to any amounts payable to NTB hereunder, a termination fee of $150,000.

(b) If NTB (i) fails or refuses to perform its material obligations hereunder or terminates this Agreement for any reason whatsoever, except because of material breach on the part of CH2M HILL, without providing the two (2) years prior written notice required in Section 3.3 of this Agreement, then, in addition to any other remedies CH2M

HILL may have hereunder, NTB agrees that it shall pay to CH2M HILL a termination fee in the amount of $150,000.

6.5 Non-Exclusivity. No remedy conferred on CH2M HILL or NTB, as the case may be, by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given now or later existing at law or in equity or by statute or otherwise. The election of one or more remedies by CH2M HILL or NTB shall not constitute a waiver of the right to pursue other available remedies.

ARTICLE 7. INDEMNIFICATION

7.1 Indemnification Against Certain Claims. CH2M HILL will indemnify and hold harmless NTB and its affiliates (and their respective officers, directors, employees, and agents) from and against any claims, causes of action, penalties, liabilities, damages, settlements, costs, and expenses (including reasonable attorneys’ fees) incurred by or brought against NTB, its affiliates or any of their respective officers, directors, employees, shareholders or agents, (including but not limited to claims of the officers, directors, shareholders, employees and agents of CH2M HILL), arising out of or related to:

(a) the valuation, suitability or other investment characteristics of CH2M HILL stock, or the investment decision by any person to buy or sell or refrain from buying or selling such stock;

(b) the failure of the Internal Market or the Internal Market Rules to provide liquidity for shareholders of CH2M HILL (other than as a result of a breach of its obligations hereunder);

(c) breach of any representation, warranty or undertaking given by CH2M HILL under this Agreement;

(d) the failure of CH2M HILL, CH2M HILL Securities, or the Internal Market to comply in any respect with any law, rule or regulation applicable thereto including, without limitation, federal, state, or international securities laws; or

(e) any other claim or cause of action brought by any third party against NTB which is not attributable to the negligence, recklessness or willful misconduct of NTB or its affiliates (or their respective officers, directors, employees, or agents).

NTB will promptly notify CH2M HILL of any such claim, lawsuit or proceeding. CH2M HILL may, at its expense, assume and control the defense and settlement of any such claim, lawsuit, or proceeding, in which case NTB will cooperate with such defense and settlement and have no further liability in connection with such claim, lawsuit, or proceeding.

ARTICLE 8. CONFIDENTIALITY

8.1 General Provisions. CH2M HILL and NTB may from time to time communicate to the other proprietary, confidential or other information to enable the other to perform its responsibilities under this Agreement. CH2M HILL and NTB will treat all such information as confidential, and will take all reasonable precautions not to disclose any such information to any person outside their respective organizations without the consent of the other, including, but not limited to, all precautions taken by CH2M HILL or NTB, as the case may be, to safeguard the confidentiality of its own proprietary and confidential business information. CH2M HILL and NTB will also limit the use and distribution of such information within their respective organizations to the extent necessary and appropriate to perform the Services. NTB shall not disclose any information about CH2M HILL Internal Market or publicize the fact that it or its employees act as broker without consent of CH2M HILL. The Parties agree to comply with all applicable privacy rules, regulations and policies, including but not limited to those required by the Sarbanes-Oxley Act and Regulation SP.

8.2 Exceptions. The foregoing obligation of confidentiality will not apply to information, which is:

(a) in the public domain or comes into the public domain through no fault of CH2M or NTB (except the fact that NTB acts as CH2M HILL’s Internal Market Broker);

(b) known to CH2M HILL or NTB, as the case may be, before disclosure or subsequently independently developed by CH2M HILL or NTB without use of or reference to such information;

(c) disclosed to CH2M HILL or NTB by a third person under no obligation of confidentiality to CH2M HILL or NTB; or

(d) required by any governmental authority to ensure compliance with laws, rules or regulations, in which case CH2M HILL or NTB, as the case may be, will provide advance notice to the other of the need for the disclosure, and will not disclose absent consent from the other, except to the extent required by law, legal process or regulatory authority having jurisdiction over CH2M HILL or NTB.

8.3 Employee Information. NTB specifically agrees that all information relating to employees and other Internal Market participants of CH2M HILL shall be confidential and shall not be disseminated or used in any manner that would result in the solicitation of employees of CH2M HILL or any of its subsidiaries or affiliates for the purpose of the establishment of individual brokerage accounts.

ARTICLE 9. PROPRIETARY RIGHTS

The parties hereto acknowledge and agree that (i) all CH2M HILL related data and information provided by CH2M HILL for use in connection with the provision of the Services and the IMAX system is and shall remain the property of CH2M HILL and (ii) all inter/intranet front-end (web design and code development) and all additions, improvements and modifications made thereto, including ancillary systems, databases and interfaces (together with all proprietary rights therein including, but not limited to, trade secrets, copyrights, trademarks, service marks, trade names, specifications, techniques, know-how, methods, algorithms, procedures and documentation in or relating thereto), belong exclusively to CH2M HILL, even if NTB assists CH2M HILL in developing such additions, improvements, or modifications.

ARTICLE 10. GENERAL PROVISIONS

10.1 Independent Contractor Relationship. The relationship of NTB to CH2M HILL is that of an independent contractor, and nothing in this Agreement creates an agency, master-servant, trust, fiduciary, or any other relationship between NTB any of its officers, directors, or employees) and CH2M HILL (or any of its officers, directors or employees).

10.2 Dispute Resolution.

(a) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration conducted by the NASD in Denver, Colorado, in accordance with the Arbitration Rules of the NASD and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. It is hereby agreed and acknowledged that either party may seek, and such arbitrators may grant, injunctive relief.

(b) Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Colorado without regard to the legislative or judicial conflicts of law rules of any state.

10.3 Complete Agreement. This Agreement and all Exhibits to it, and any function specifications developed (and mutually agreed upon) pursuant hereto contain the entire agreement of the parties and there are no promises, understandings, or agreements of any kind pertaining to this Agreement other than stated herein.

10.4 Assigns and Successors. This Agreement and parties’ obligations hereunder, including obligations on termination in Article 3 shall ensue to the benefit of and shall remain the obligation of the parties’ successors and assigns for the term of this Agreement and as appropriate thereafter.

10.5. Assignment. Neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party.

10.6. Waivers. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of this Agreement by the Parties.

10.7. Notices. Notices under this Agreement shall be made in writing and be delivered to each party personally, by certified mail - return receipt requested, or by facsimile to the address for each party shown below or to such other address as a party may notify the other parties that it desires notices to be sent.

If to CH2M HILL:	CH2M Hill Companies, Ltd.
9191 S. Jamaica Street
Englewood, Colorado 80112
	ATTN:	Treasurer
Facsimile: 720-286-9248
Cc: Manager, Stock Administration Department
Facsimile: 720-286-9265
Cc: Securities Counsel
Facsimile: 720-286-9103
mmclean@ch2m.com

If to NTB:	Neidiger, Tucker, Bruner, Inc.
1675 Larimer Street, Suite 300
Denver, Colorado 80202
	ATTN:	Anthony B. Petrelli
Facsimile: 303-623-9340

10.8 Designation of Project Coordinators. Each party will designate to the other a Project Coordinator, a person who shall be the contact for all Internal Market and trade issues, and a Technology Coordinator, a person who will be the contact person for all information technology issues associated with the performance of this Agreement. The parties may designate substitute or replacement Project Coordinators or Technology Coordinators at any time. NTB shall also cause the clearing broker to designate a point of contact available directly to CH2M HILL to resolve technical and system issues related to information interface and transaction clearing. Each party will make its Project Coordinator and Technology Coordinator available for planning sessions, status meetings, telephone consultation and otherwise all as reasonably required to facilitate the implementation of this Agreement. CH2M HILL Project Coordinator shall be Brian Shelton. CH2M HILL Technology Coordinator shall be John Dearing. NTB Project Coordinator shall be Anthony B. Petrelli. NTB Technology Coordinator shall be Gina Roesener.

10.9. Survival. The provisions of Articles 6, 7, 8 and 9 and Sections 10.2, 10.3 and 10.5 of this Agreement will survive the expiration or termination of this Agreement.

10.10 Force Majeure. Delay in performance or non-performance of any obligation contained herein shall be excused to the extent such failure or non-performance is caused by circumstances beyond the reasonable control of either party to the Agreement, including without limitation, fire, flood, sabotage, shipwreck, embargo, strike, explosion, labor trouble, accident, riot, acts of governmental authority (including, without limitation, acts based on laws or regulations now in existence as well as those enacted in the future), acts of God, acts of war, civil disobedience or terrorism, and delays or failure in obtaining raw materials or transportation. A party affected by force majeure shall promptly provide notice to the other, explaining the nature and expected duration thereof, and shall act diligently to remedy the interruption or delay if it is reasonably capable of being remedied. In the event of a force majeure situation, performance of Services, acceptance of Services or payment for services, which have been suspended, shall not be required to be made up on the resumption of performance to the extent impracticable.

10.11 Modifications. This Agreement may be amended only by a writing signed by all parties hereto.

Intending to be legally bound, Neidiger, Tucker, Bruner, Inc. and CH2M HILL Companies, Ltd. have caused this Agreement to be executed by duly authorized officers on the dates shown below.

Neidiger, Tucker, Bruner, Inc.

Date:	/s/ Anthony B. Petrelli
Anthony B. Petrelli Senior Vice President, Corporate Finance

CH2M HILL COMPANIES, LTD.

Date:	/s/ Brian Shelton
Brian Shelton Treasurer

Addendum to
Amended CH2M HILL Companies, Ltd.
Internal Market Brokerage Services Agreement

This Addendum is to the Amended Internal Market Brokerage Services Agreement (the “Agreement”) effective as of July 1, 2006 (“Effective Date”), by and between NEIDIGER, TUCKJER, BRUNER, INC., a Colorado corporation, a registered broker-dealer, and a member of NASD (“NTB”), and CH2M HILL COMPANIES, Ltd., an Oregon corporation (“CH2M HILL”), collectively referred to herein as “Parties”.

Based on discussions between the Parties on June 9, 2010, it was mutually agreed that the Agreement would be extended for two (2) years starting on July 1, 2010 through June 30, 2012, unless terminated earlier as provided in Article 3.3 of this Agreement.

Article 4.1(a), Quarterly Fee, shall be amended to reflect that CH2M HILL will pay NTB US $220,000 per year. This fee will be payable quarterly, in US $55,000 installments, in connection with each Internal Market trade, starting with the 3rd Internal Market trade of 2010 anticipated to be in September of 2010.

Intending to be legally bound, Neidiger, Tucker, Bruner, Inc. and CH2M HILL Companies, Ltd. have caused this Addendum to the Agreement to be executed by duly authorized officers on the dates show below.

Neidiger, Tucker, Bruner, Inc.

Date: 6-23-10	/s/ Anthony B. Petrelli
Anthony B. Petrelli Senior Vice President, Corporate Finance

CH2M HILL Companies, Ltd.

Date:	/s/ Brian R. Shelton
Brian R. Shelton Treasurer